Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Timothy A. Bonang, Vice President, Investor Relations
Elisabeth A. Heiss, Manager, Investor Relations
(617) 796-8245
www.fivestarseniorliving.com

Five Star Quality Care, Inc. Announces Agreement to Sell Pharmacy Business

Newton, MA  (July 9, 2012):  Five Star Quality Care, Inc. (NYSE: FVE) today announced that it has entered into an agreement to sell its pharmacy business to Omnicare Inc. for $30.7 million.  Five Star anticipates the sale of this business will result in a capital gain to Five Star of approximately $23.5 million.

Five Star’s pharmacy business includes eight licensed pharmacies operating in 13 states that provide institutional pharmacy services to 247 senior living communities with approximately 12,300 living units.

In addition to the $30.7 million of sale proceeds, the agreement provides that Five Star will sell to Omnicare, or retain, certain items of net working capital invested in its pharmacy business as of the closing of the transaction, which, based on March 31, 2012  amounts, would equal approximately $9.4 million.  Accordingly, Five Star currently anticipates its net cash receipts resulting from this sale will be approximately $39.9 million (before transaction costs).

Completion of this sale is subject to various customary closing conditions, including licensing approvals.  Five Star anticipates this sale will be completed during the second half of 2012.

Jefferies & Company, Inc. acted as financial adviser to Five Star in this sale process.

Five Star Quality Care, Inc. is a senior living and healthcare services company headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE BASED UPON FIVE STAR’S CURRENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND FIVE STAR’S CONTROL.  FOR EXAMPLE:

•                  THIS PRESS RELEASE STATES THAT FIVE STAR HAS ENTERED AN AGREEMENT TO SELL ITS PHARMACY BUSINESS FOR $30.7 MILLION TO OMNICARE INC. AND FIVE STAR EXPECTS THIS SALE TO CLOSE DURING THE SECOND HALF OF 2012.  THE AGREEMENT FOR, AND TIMING OF, THE SALE IS SUBJECT TO VARIOUS CLOSING CONDITIONS, INCLUDING OMNICARE’S OBTAINING LICENSING TO OPERATE THE PHARMACY BUSINESS.  SOME OF THESE CONDITIONS MAY NOT BE MET, THE SALE MAY NOT OCCUR OR THE SALE MAY BE DELAYED.  ALSO, AS A RESULT OF ANY FAILURE OF CERTAIN CONDITIONS, THE FINAL SALE PRICE MAY BE REDUCED.  FOR EXAMPLE, THE FINAL SALE PRICE MAY BE REDUCED BY AS MUCH AS $2.45 MILLION IF CERTAIN THIRD PARTY CONSENTS ARE NOT OBTAINED.

•                  THIS PRESS RELEASE STATES THAT THE AGREEMENT PROVIDES THAT FIVE STAR WILL SELL TO OMNICARE, OR RETAIN, CERTAIN ITEMS OF NET WORKING CAPITAL INVESTED IN ITS PHARMACY BUSINESS AS OF THE CLOSING, WHICH BASED ON MARCH 31, 2012  AMOUNTS WOULD EQUAL APPROXIMATELY $9.4 MILLION.  THE ACTUAL AMOUNT OF NET WORKING CAPITAL WHICH FIVE STAR MAY SELL, OR RETAIN, UPON THE SALE OF ITS PHARMACY BUSINESS WILL DEPEND ON MANY FACTORS, INCLUDING THE FINANCIAL RESULTS OF OPERATIONS OF FIVE STAR’S PHARMACY BUSINESS BEFORE CLOSING.  ACCORDINGLY, THE AMOUNT OF NET WORKING CAPITAL THAT MAY BE SOLD OR RETAINED BY FIVE STAR IS NOT ASSURED AND MAY BE LESS THAN $9.4 MILLION.

FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE.

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